FORM 4


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
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1. Name and Address of Reporting Person*
     Hurst, Robert J.
     c/o Goldman, Sachs & Co.
     85 Broad Street
     New York, NY  10004
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2. Issuer Name and Ticker or Trading Symbol
     V.F. Corporation
     VFC
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Year
     05/31/1998
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship  of Reporting  Person(s) to Issuer
   (Check all applicable)

   [X] Director                              [ ] 10% Owner
   [ ] Officer  (give  title  below)         [ ] Other  (specify below)
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7. Individual or Joint/Group  Filing (Check  Applicable  Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Direct|7.Nature of Indirect   |
                           | Transaction   |  or Disposed of (D)              |  Securities       |  (D)   |  Beneficial Ownership |
                           |        |      |                                  |  Beneficially     |   or   |                       |
                           |        |    | |                  | A/|           |  Owned at         |Indirect|                       |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |  (I)   |                       |
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                           |        |    | |                  |   |           |                   |        |                       |
Common Stock               |        |    | |                  |   |           |  800              | I      | 01                    |
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                           |        |    | |                  |   |           |                   |        |                       |
Common Stock               |5/5/98  |P   | | 1,000            |A  | $50.6875  |                   | I      | 02                    |
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                           |        |    | |                  |   |           |                   |        |                       |
Common Stock               |5/5/98  |S   | | 1,000            |D  | $50.6875  |  -0-              | I      | 02                    |
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                           |        |    | |                  |   |           |                   |        |                       |
                           |        |    | |                  |   |           |                   |        |                       |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
 *         If the form is filed by more than one reporting person,
           see Instruction 4(b)(v).
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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1.Title of    |2.Con-  |3.       |4.    |5.Number of De |6.Date Exer      |7.Title and Amount|8.Price|9.Number    |10.|11.Nature of|
  Derivative  |version |  Transaction   | rivative Secu |  cisable and    |  of Underlying   |of Deri|of Deriva   |Dir|Indirect    |
  Security    |or Exer |         |      | rities Acqui  |  Expiration     |  Securities      |vative |tive        |ect|Beneficial  |
              |cise    |         |      | red(A)or Dis  |  Date(Month/    |                  |Secu   |Securities  |(D)|Ownership   |
              |Price of|         |      | posed of(D)   |  Day/Year)      |                  |rity   |Bene-       |or |            |
              |Deriva- |         |      |               |Date    |Expir   |                  |       |ficially    |Ind|            |
              |tive    |         |      |         | A/  |Exer-   |ation   |  Title and Number|       |Owned at    |ire|            |
              |Secu-   |         |    | |         | D   |cisa-   |Date    |  of Shares       |       |End of      |ct |            |
              |rity    |Date     |Code|V|  Amount |     |ble     |        |                  |       |Month       |(I)|            |
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Stock Option  |        |         |    | |         |     |        |        |            |     |       |            |   |            |
(right to buy)|$24.00  |         |    | |         |     |06/06/95|12/05/04|Common Stock|3,600|       |3,600       | D |            |
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Stock Option  |        |         |    | |         |     |        |        |            |     |       |            |   |            |
(right to buy)|$26.00  |         |    | |         |     |06/05/96|12/04/05|Common Stock|4,200|       |4,200       | D |            |
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Stock Option  |        |         |    | |         |     |        |        |            |     |       |            |   |            |
(right to buy)|$34.10  |         |    | |         |     |06/03/97|12/02/06|Common Stock|4,800|       |4,800       | D |            |
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Stock Option  |        |         |    | |         |     |        |        |            |     |       |            |   |            |
(right to buy)|$43.30  |2/10/98  |A   |V| 4,800   |A    |02/10/99|02/09/08|Common Stock|4,800|       |4,800       | D |            |
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Phantom Stock |        |         |    | |         |     |        |        |            |     |       |            |   |            |
Units         |1-for-1 |         |    | |         |     |   03   |  03    |Common Stock|3,463|       |3,463       | D |            |
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Explanation of Responses:

01: The shares reported herein as indirectly owned are held by spouse as trustee for children.

02: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). The securities reported herein as indirectly purchased and sold were purchased and sold and may be deemed to have been beneficially owned directly by Goldman Sachs. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company. The Reporting Person disclaims beneficial ownership of the securities reported herein as indirectly owned except to the extent of his pecuniary interest therein.

03: The phantom stock units were accured under the V.F. Corporation directors deferred savings plan and are to be settled 100% in cash upon the Reporting Person's retirement.

**SIGNATURE OF REPORTING PERSON

By:  s/ Hans L. Reich
     -----------------
     Attorney-in-fact

DATE
June 9, 1998

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

         Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b) (4) of Regulation S-T.